Exhibit 10.1

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of June 26, 2012, is entered into by and between MARLIN RECEIVABLES CORP., a Nevada corporation (“Borrower”), MARLIN LEASING CORPORATION, a Delaware corporation (“Originator” or “Servicer”), and MARLIN BUSINESS SERVICES CORP., a Pennsylvania corporation (“Parent”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company formerly known as Wells Fargo Foothill, LLC (“Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan and Security Agreement dated as of October 9, 2009 (as amended or modified from time to time, the “Existing Loan Agreement”) between Borrower, Servicer, Parent and Lender, Lender has committed to making loans and certain financial accommodations available to Borrower; and

WHEREAS, the parties hereto have agreed to amend the Existing Loan Agreement as set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the parties hereby agree as follows:

PART I

DEFINITIONS

1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following term used in this Amendment, including its preamble and recitals, has the following meaning:

“Amended Loan Agreement” means the Existing Loan Agreement as amended hereby.

1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Amended Loan Agreement.

PART II

AMENDMENTS TO EXISTING LOAN AGREEMENT

2.1 Amendment to Section 1. Section 1 of the Existing Loan Agreement is amended by deleting the defined term “Applicable Margin” in its entirety and replacing it with the following:

“Applicable Margin” means two and three-quarters percent (2.75%) per annum.

2.2 Amendment to Section 1. Section 1 of the Existing Loan Agreement is amended by deleting the defined term “Base LIBOR Rate” in its entirety and replacing it with the following:

“Base LIBOR Rate” means, for a calendar month, the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such calendar month or, if such day is not a Business Day, on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (London time) two (2) Business Days prior to the first day of such calendar month, for a term of three (3) months, which determination shall be conclusive in the absence of manifest error.

2.3 Amendment to Section 1. Section 1 of the Existing Loan Agreement is amended by adding the following new defined term, “Commitment Termination Date”, in appropriate alphabetical order:

“Commitment Termination Date” means the earliest of (a) October 9, 2014, (b) the date of the termination of this Agreement by Borrower in accordance with Section 3.6, and (c) the date of the termination of this Agreement by Lender in accordance with Section 9.1 upon the occurrence and during the continuation of an Event of Default.

2.4 Amendment to Section 1. Section 1 of the Existing Loan Agreement is amended by deleting clauses (s), (cc), (ee), (ll), (mm) and (nn) of the defined term “Eligible Lease” and replacing such clauses with the following:

(s) each Lease with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States;

(cc) [RESERVED].

(ee) that portion of the Net Investment in each Lease that has an original term greater than 63 months, but not greater than 72 months, which, when added to the Net Investment in all other such Leases that are not excluded by other items of this definition and not excluded by this item (ee), exceeds three percent (3%) of the Preliminary Total Eligible Leases;

(ll) (i) that portion of the aggregate Net Investment in all Leases covering property that is included in an Equipment Type other than copiers, not excluded by other items of this definition, which exceeds ten percent (10%) of the Preliminary Total Eligible Leases, and (ii) that portion of the aggregate Net Investment in all Leases covering property that is included in the Equipment Type of copiers, not excluded by other items of this definition, which exceeds forty percent (40%) of the Preliminary Total Eligible Leases;

(mm) that portion of the aggregate Net Investment in all Leases with respect to which the Account Debtor is any state of the United States, or any municipality or other political subdivision thereof, or of any department, agency, public corporation or other instrumentality thereof, not excluded by other items of this definition, which exceeds five percent (5%) of the Preliminary Total Eligible Leases;

(nn) [RESERVED]; and

2.5 Amendment to Section 1. Section 1 of the Existing Loan Agreement is amended by deleting the defined term “Fee Letter” in its entirety and replacing it with the following:

“Fee Letter” means that certain amended and restated fee letter, dated as of June 26, 2012, between Borrower and Lender, in form and substance satisfactory to Lender.

2.6 Amendment to Section 1. Section 1 of the Existing Loan Agreement is amended by deleting the defined term “Maximum Revolver Amount” in its entirety and replacing it with the following:

“Maximum Revolver Amount” means $75,000,000 between the Closing Date and the Commitment Termination Date, and $0 on and after the Commitment Termination Date.

2.7 Amendment to Section 1. Section 1 of the Existing Loan Agreement is amended by adding the following new defined term, “Parent Leverage Ratio”, in appropriate alphabetical order:

“Parent Leverage Ratio” means, as of any date of determination, the ratio of (a) the outstanding amount of all Indebtedness, to (b) Tangible Net Worth as of such date, in each case as determined on a consolidated basis for Parent and its Subsidiaries.

2.8 Amendment to Section 1. Section 1 of the Existing Loan Agreement is amended by deleting the defined term “Permitted Disposition” in its entirety and replacing it with the following:

“Permitted Disposition” means (a) a sale or other disposition of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) a sale of Inventory (including repossessed Leased Equipment) to a buyer in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) sales or exchanges of Leases to Originator or to Servicer in connection with a repurchase or substitution transaction that is otherwise required or permitted under Section 4.11, the Purchase and Contribution Agreement or the Servicing Agreement so long as (i) Originator or Servicer, as applicable, has deposited the Repurchase Price in the Lockbox Account or assigned substitute Leases to Borrower having a Net Investment amount that is at least equivalent to such Repurchase Price to Borrower, and (ii) Servicer and Borrower have provided a Borrowing Base Certificate that reports on the status of the Borrowing Base both before and after giving effect to such repurchase or substitution, or (e) the sale of a Lease to any Person so long as (i) such sale is without recourse to Borrower, (ii) in the case of any sale by Borrower, such sale is for a cash purchase price of not less than the Net Investment in such Lease and the proceeds of such sale are paid to the Lender for application to the outstanding Obligations in accordance with the provisions hereof, and (iii) in the case of any sale to any Securitization Subsidiary, (A) Borrower shall have received Lender’s consent to such sale, and (B) immediately after giving effect to such sale, the ratio of (1) the aggregate Contract Balance Remaining for Borrower Leases in the Borrower Portfolio with respect to which one or more scheduled payments is unpaid for more than 30 days past the date such payment became due and payable according to the original terms of such Lease or, if applicable, as amended in accordance with the Required Procedures (“Past Due Leases”) to (2) the aggregate Contract Balance Remaining for all Leases in the Borrower Portfolio, is not greater than such ratio immediately prior to giving effect to such sale.

2.9 Amendment to Section 1. Section 1 of the Existing Loan Agreement is amended by adding the following new defined term, “Unused Line Fee Percentage”, in appropriate alphabetical order:

“Unused Line Fee Percentage” means, for any calendar quarter (or portion thereof, as applicable), (1) one percent (1.0%) in the case of any calendar quarter (or portion thereof, as applicable) with respect to which the average Daily Balance of Advances that were outstanding during such calendar quarter (or portion thereof, as applicable) was less than or equal to $25,000,000, and (2) one-half of one percent (0.50%) in the case of any calendar quarter (or portion thereof, as applicable) with respect to which the average Daily Balance of Advances that were outstanding during such calendar quarter (or portion thereof, as applicable) was greater than $25,000,000.

2.10 Amendment to Section 2.1. Section 2.1 of the Existing Loan Agreement is amended by deleting such Section and replacing it with the following:

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, Lender agrees to make advances (each an “Advance,” and collectively, the “Advances”) to Borrower prior to the Commitment Termination Date in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Revolver Amount, or (ii) the Borrowing Base.

(b) Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) to comply with any provision of this Agreement or any other Loan Document that either (A) have not been paid by the applicable due date or (B) if not yet due and payable, Lender reasonably believes will not be paid by the applicable due date, and (ii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Lender’s Liens), which Lien or trust, as determined in the Permitted Discretion of Lender, likely would have a priority superior to the Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under Applicable Laws) in and to such item of the Collateral.

(c) Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount. At no time shall the Revolver Usage exceed the Maximum Revolver Amount.

(d) Lender shall have no obligation to make an Advance hereunder prior to the satisfaction of each of the conditions precedent to such Advance, including without limitation the conditions set forth in Section 3.3 hereof. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time prior to the Commitment Termination Date.

2.11 Amendment to Section 2.10. Section 2.10 of the Existing Loan Agreement is amended by deleting such Section and replacing it with the following:

2.10 Fees. Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a) Fee Letter Fees and Charges. As and when due and payable under the terms of the Fee Letter, Borrower shall pay to Lender the fees and charges set forth in the Fee Letter;

(b) Unused Line Fee. An unused line fee shall be calculated and be due and payable as follows: on the first day of each calendar quarter, commencing on the first day of the first calendar quarter following the Closing Date, and on the Commitment Termination Date, Borrower shall pay to Lender an amount equal to the Unused Line Fee Percentage per annum times the amount by which (i) the Maximum Revolver Amount exceeds (ii) the greater of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding calendar quarter (or portion thereof on and after the Closing Date, as applicable) and (B) $15,000,000; and

(c) Minimum Funding Charge. From and after the Closing Date, through and including the Commitment Termination Date, a minimum funding charge shall be calculated and be due and payable as follows: on the first day of each calendar quarter, commencing on April 1, 2010, and on the Commitment Termination Date, Borrower shall pay to Lender an amount equal to (i) the effective interest rate applicable hereunder during the immediately preceding calendar quarter times (ii) the amount, if any, by which (A) $15,000,000 exceeds (B) the average Daily Balance of Advances that were outstanding during the immediately preceding calendar quarter (or portion thereof from and after the Closing Date and prior to the Commitment Termination Date); provided, that in no event shall interest be charged, contracted for, collected or retained in excess of the maximum nonusurious amount determined in accordance with Applicable Laws.

2.12 Amendment to Section 3.4. Section 3.4 of the Existing Loan Agreement is amended by deleting such Section and replacing it with the following:

3.4 Term. This Agreement shall continue in full force and effect for a term commencing on the Closing Date and ending on October 9, 2015 (the “Maturity Date”). Notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document, Lender’s obligations to make Advances (or otherwise extend credit) under this Agreement shall terminate on the Commitment Termination Date.

2.13 Amendment to Section 7.10. Section 7.10 of the Existing Loan Agreement is amended by deleting such Section and replacing it with the following:

7.10 Restricted Payments. Make any Restricted Payment; provided, however, that so long as the Commitment Termination Date has not occurred, no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, and Lender shall have received the financial statements required by Section 6.3(a) for the most recently completed calendar month for which financial statements are due hereunder, then Borrower may make dividends, distributions, or payments with respect to redemptions to holders of Stock of Borrower, provided, that, in each case on a pro forma basis, after giving effect to any such payment and any Advance made or other Indebtedness incurred in connection therewith, (a) Borrower shall be in compliance with the financial covenants set forth in Section 7.17 (measured as if the making of any such payment and incurrence of such Advance or other Indebtedness had occurred on the last day of the most recently completed calendar month for which financial statements are due hereunder), (b) Availability is at least $1,000,000, and (c) on or prior to the date of each such payment, Borrower shall have delivered to Lender, in form and detail reasonably satisfactory to Lender, a certification by an Executive Officer of Borrower that, immediately after giving effect to such payment and any Advance made or other Indebtedness incurred in connection therewith, (i) no Default or Event of Default shall have occurred and be continuing and (ii) Borrower shall be in pro forma compliance with the requirements of clauses (a) and (b).

2.14 Amendment to Section 7.18(a). Section 7.18 of the Existing Loan Agreement is amended by deleting subsection (a) thereof and replacing such subsection with the following:

(a) Maximum Parent Leverage Ratio. Parent shall not permit the Parent Leverage Ratio on the last day of any calendar quarter to exceed 5.5 to 1.0.

PART III

CONDITIONS TO EFFECTIVENESS OF PART II

3.1 First Amendment Effective Date. Part II of this Amendment shall be and become effective as of June 26, 2012, subject to the conditions set forth in this Part III having been satisfied (it being understood and agreed that the remainder of this Amendment shall be effective upon the execution and delivery hereof by the parties hereto).

3.2 Conditions to Effectiveness. The effectiveness of this Amendment is conditioned upon the satisfaction of the following conditions precedent, in each case on terms reasonably acceptable to Lender:

(a) Lender shall have received two fully executed counterparts of this Amendment and the Fee Letter;

(b) Lender shall have received (i) payment of the $200,000 closing fee set forth in the Fee Letter as being due and payable on the effective date of this Amendment, and (ii) payment for all of Lender’s reimbursable costs and expenses incurred in connection herewith (to the extent invoiced); and

(c) the representations and warranties contained in Section 5 of the Existing Loan Agreement (after giving effect to the amendments contained herein) are true and correct in all material respects, except to the extent any such representations or warranties refer back to a specific earlier date, and then only as of such date, and no Default or Event of Default exists under the Existing Loan Agreement.

PART IV

MISCELLANEOUS

4.1 No Additional Obligations. Each Loan Party acknowledges and agrees that the execution, delivery and performance of this Amendment shall not create (nor shall any Loan Party rely upon the existence of or claim or assert that there exists) any obligation of Lender to consider or agree to any other amendment of or waiver or consent with respect to the Amended Loan Agreement or any other instrument or agreement to which Lender is a party (collectively, an “Additional Amendment” or “Consent”), and in the event that Lender subsequently agrees to consider any requested Additional Amendment or Consent, neither the existence of this Amendment nor any other conduct of the Lender related hereto, shall be of any force or effect on the Lender’s consideration or decision with respect to any such requested Additional Amendment or Consent, and Lender shall not have any obligation whatsoever to consider or agree to any such Additional Amendment or Consent.

4.2 Waiver of Claims. In order to induce Lender to enter into this Amendment, each Loan Party hereby releases, remises, acquits and forever discharges Lender and each of its employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any manner of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Amendment, the Amended Loan Agreement or the other Loan Documents (collectively, the “Released Matters”). Notwithstanding anything to the contrary in this Section 4.2, any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, damages and expenses, known or unknown, direct or indirect, at law or in equity resulting from Lender’s gross negligence or willful or intentional misconduct shall not be included in the definition of Released Matters. Each Loan Party hereby acknowledges that the agreements in this Section 4.2 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each Loan Party hereby represents and warrants to Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest of such Loan Party in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

4.3 Acknowledgments and Stipulations. In order to induce Lender to enter into this Amendment, each Loan Party acknowledges, stipulates and agrees that (a) all of the Obligations are absolutely due and owing by such Loan Party to Lender without any defense, deduction, offset or counterclaim (and, to the extent such Loan Party had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived by such Loan Party); (b) the Loan Documents executed by such Loan Party are legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (c) the Liens granted by Borrower to Lender in the Collateral are valid and duly perfected, first priority Liens, subject only to Permitted Liens; (d) each of the recitals contained at the beginning of this Amendment is true and correct; and (e) prior to executing this Amendment, such Loan Party consulted with and had the benefit of advice of legal counsel of its own selection and has relied upon the advice of such counsel, and in no part upon the representation of Lender or any counsel to Lender concerning the legal effects of this Amendment or any provision hereof.

4.4 Cross-References. References in this Amendment to any Part or are, unless otherwise specified, to such Part or of this Amendment.

4.5 References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of Section 3.1, all references in the Existing Loan Agreement (including without limitation the Schedules thereto) to the “Agreement”, and all references in the other Loan Documents to the “Loan Agreement” or “Loan and Security Agreement”, shall be deemed to refer to the Amended Loan Agreement.

4.6 Representations and Warranties of Loan Parties. Each Loan Party hereby represents and warrants that (a) the representations and warranties contained in Section 5 of the Existing Loan Agreement (after giving effect to the amendments contained herein) are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent any such representations or warranties refer back to a specific earlier date, and then only as of such date, and (b) no Default or Event of Default exists under the Existing Loan Agreement on and as of the date hereof. Without limitation of the preceding sentence, each Loan Party hereby expressly re-affirms the validity, effectiveness and enforceability of each Loan Document to which it is a party (in each case, as the same may be modified by the terms of this Amendment).

4.7 Counterparts. This Amendment may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile (or in pdf or similar format via electronic mail) shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

4.8 Incorporation of Terms. THIS AMENDMENT SUPPLEMENTS, AND FORMS A PART OF, THE EXISTING LOAN AGREEMENT, BUT (FOR THE AVOIDANCE OF DOUBT) THE PARTIES HERETO IN ANY EVENT SPECIFICALLY AGREE (WITHOUT LIMITATION OF THE FIRST PART OF THIS SENTENCE) THAT THE PROVISIONS OF SECTION 13 OF THE EXISTING LOAN AGREEMENT APPLY TO THIS AMENDMENT AS IF SUCH PROVISIONS WERE INCORPORATED HEREIN.

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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

MARLIN RECEIVABLES CORP.,
a Nevada corporation, as Borrower

By:
Name:
Title:

MARLIN LEASING CORPORATION,
a Delaware corporation, as Servicer and a Guarantor

By:
Name:
Title:

MARLIN BUSINESS SERVICES CORP.,
a Pennsylvania corporation, as Parent and a Guarantor

By:
Name:
Title:

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Lender

By:
Name:
Title: